EXHIBIT 3.13(b)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBRE TECHNICAL SERVICES, LLC

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILTY COMPANY AGREEMENT (the “Agreement”) of CBRE Technical Services, LLC (the “Company”), dated as of this 6th day of August, 2007, is entered into by CB Richard Ellis, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, on March 20, 2000, a Certificate of Formation of Building Technology Engineers of North America LLC was filed with the Delaware Secretary of State;

WHEREAS, EMCOR Facilities Services, Inc., a Delaware corporation (“EMCOR”), Member and CB Richard Ellis Services, Inc., a Delaware corporation (“Services”) entered into that certain Limited Liability Company Agreement of Building Technology Engineers of North America LLC, dated as of April 1, 2000 (the “Original Agreement”);

WHEREAS, on February 11, 2004, the Company changed its legal name from Building Technology Engineers of North America LLC” to “CBRE Technical Services, LLC”;

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of July 13, 2007, by and among the Company, EMCOR and Member, Member purchased all of EMCOR’s membership interest in the Company, and as a result thereof, Member became the sole member of the Company;

WHEREAS, Member desires to amend and restate the Original Agreement to govern the affairs of the Company the conduct of its business as follows:

ARTICLE I

THE LIMITED LIABILITY COMPANY

1.1 Formation and Qualification. The Company was previously formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”). A certificate of formation for the Company as described in the Act (the “Certificate of Formation”) has been filed in the office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2 Name. The name of the Company shall be “CBRE Technical Services, LLC.” The business of the Company may be conducted under that name or, in compliance with applicable laws, any other name that the Member deems appropriate or advisable. The Member of behalf of the Company shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the Member considers appropriate or advisable.

1.4 Term. The term of the Company commenced on the filing of Certificate of Formation and shall be perpetual unless dissolved as provided in this Agreement.

1.5 Office and Agent. The location of the registered office of the Company shall be at 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The Company’s Registered Agent at such address shall be The Corporation Trust Company.

1.6 Purpose of Company. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

ARTICLE II

THE MEMBER

2.1 Initial Members. The name and address of the Member is as follows:

Name	Address
CB Richard Ellis, Inc.	11150 Santa Monica, Blvd., Suite 1600
Los Angeles, CA 90025

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5. New Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

CAPITAL STRUCTURE

3.1 Capital Structure. The capital structure of the Company shall consist of one class of common interest (the “Common Interest”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

3.2 Capital Contributions. Form time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the

Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE IV

MANAGEMENT BY THE MEMBER

4.1 Officers and Agents of the Company. The Member or its authorized designee shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.2 Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, not otherwise delegated to its officers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. For Financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Transfer and Assignment. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member of the Company.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTING

7.1 Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company’s books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as the Member may determine to be convenient and advisable.

7.2 Bank Accounts. The Company shall maintain its funds in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be co-mingled in any fashion with the funds of any other person.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of: (a) the entry of a decree of judicial dissolution pursuant to the Act; or (b) the Member elects to dissolve the Company.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

9.2 Indemnification by Company. The Company shall indemnify, hold harmless and defend any person (and such person’s heirs, executors or administrators) from and against any loss, expense, damage or injury suffered or sustained by them by reason of the fact that such person is or was a Member, or an officer, director, member, manager, director or employee of such Member, or an officer, director or manager of the Company, or while an officer, director or manager of the Company, is or was serving at the request of the Company as a director, officer, manager, member, fiduciary, trustee, employee or agent of another entity (individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the Indemnified Person. Reasonable expenses incurred by the Indemnified Person in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (a) written affirmation by the Indemnified Person requesting indemnification of its good-faith belief that it has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such

Indemnified Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the Covered Person but need not be secured. The Company may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, member, fiduciary, trustee, employee or agent of another company, partnership, joint venture, trust, limited liability company or other business enterprise, for and against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

ARTICLE X

MISCELLANEOUS

10.1 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.2 Amendments. All amendments to this Agreement and to the Certificate of Formation shall be in writing, approved and signed by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

10.4 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day first written above.

CB RICHARD ELLIS, INC.,
a Delaware corporation

By:	/s/ Brian D. McAllister
Name: Brian D. McAllister
Title: Senior Vice President